Exhibit 99.2

400 Centre Street LLC

255 Washington Street, Suite 300

Newton, MA 02458

November 1, 2016

Gemini Properties

1516 South Boston Avenue, Suite 301

Tulsa, OK 74119

Attn: Mr. Robert D. Thomas

Dear Mr. Thomas:

400 Centre Street LLC has your letter, dated October 28, 2016 (a copy of which is attached), requesting that we waive a default under a lease agreement with Five Star Quality Care, Inc. (“Five Star”) that may result from the election of any individual to the Board of Directors of Five Star not nominated or appointed by the Five Star Board.

Your letter states that you “intend” to seek the election of a director. However, your letter provides no information about the identity of the intended nominee, his or her qualifications, the nominating shareholder, the plans of the intended nominee and nominating shareholder for Five Star, or anything else for that matter. As a result, 400 Centre Street LLC will take no action regarding your request at this time.

400 Centre Street LLC reserves its right to take appropriate action when and if you provide relevant information.

Very truly yours,

/s/ Jacqueline S. Anderson

Jacqueline S. Anderson
Assistant Secretary

JSA:ccb

Enclosure

cc: Five Star Quality Care, Inc.

GEMINI PROPERTIES

1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119

October 28, 2016

400 Centre Street LLC Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attn: Jennifer B. Clark

Dear Ms. Clark,

Reference is made to that certain Lease Agreement, dated May 12, 2011 (the “Lease Agreement”), by and between 400 Centre Street LLC, as landlord (the “Landlord”), and Five Star Quality Care, Inc. (“Five Star” or the “Company”), as tenant (the “Tenant”).

Gemini Properties, together with William F. Thomas and Robert D. Thomas (collectively, the “Thomas Group” or “we”), who collectively beneficially own an aggregate of 3,364,737 shares of Common Stock of Five Star, intend to seek the election of a director candidate to the Board of Directors of the Company (the “Five Star Board”) at its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). Pursuant to Section 2.14.2 of the Company’s Amended and Restated Bylaws (the “Bylaws”), if the submission of a stockholder nomination would cause the Company or any of its subsidiaries to be in breach of any covenant or otherwise cause a default in any existing agreement of the Company or any of its subsidiaries, including certain lease agreements, the nominating stockholder must submit certain evidence satisfactory to the Board of the contracting party’s willingness to waive any such breach of covenant or default.

Pursuant to the Lease Agreement, the election to the Five Star Board of any individual not nominated or appointed by vote of a majority of the directors of Five Star in office immediately prior to the nomination or appointment of such individual purportedly triggers a Change in Control (as defined therein) under the Lease Agreement, which allows for the Landlord to terminate the term of the Lease Agreement (“Default”) under such Lease Agreement. If the Thomas Group’s nominee is elected to the Board at the Annual Meeting, such election may cause a Default under the Lease Agreement. Accordingly, pursuant to the Bylaws, we are hereby requesting that the Landlord take any and all actions necessary to either (i) waive any Default under the Lease Agreement that may occur upon the election of the Thomas Group’s nominee to the Five Star Board at the Annual Meeting or (ii) deem the Thomas Group’s nominee as having been nominated or appointed by vote of a majority of the directors of Five Star for purposes of a Change in Control such that his or her election would not trigger a Change in Control and cause a Default under the Lease Agreement.

Nothing in this letter shall be interpreted to preclude the Thomas Group from making further requests for exemptions under the Lease Agreement, as it may be amended, or any related agreements thereto. Notwithstanding the submission of this letter, the Thomas Group reserves all rights to challenge the validity of any such purported requirement to obtain a waiver from

400 Centre Street LLC under the Lease Agreement with the Company as purportedly required under the Bylaws.

As time is of the essence in this matter, we request that you respond to us promptly, and, in any event, no later than 12pm EST on November 1, 2016. We reserve all rights under applicable law.

Sincerely,

GEMINI PROPERTIES

By:	/s/ Robert D. Thomas
Name: Robert D. Thomas
Title: Partner